Harman International

PRESS RELEASE

September 21, 2007                                              FOR IMMEDIATE RELEASE
    Contact:  Robert C. Ryan
    Harman International Industries
    202.393.1101

HARMAN COMMENTS ON PREVIOUSLY ANNOUNCED MERGER

WASHINGTON, D.C. September 21, 2007 – Harman International Industries, Incorporated (NYSE: HAR) announced that it was informed this afternoon that Kohlberg Kravis  Roberts & Co. L.P. (KKR) and GS Capital Partners VI Fund, L.P. (GSCP) no longer intend to complete the previously announced acquisition of Harman by a company formed by investment funds affiliated with or sponsored by KKR and GSCP.  KKR and GSCP have informed Harman that they believe that a material adverse change in Harman's business has occurred, that Harman has breached the merger agreement and that they are not obligated to complete the merger.  Harman disagrees that a material adverse change has occurred or that it has breached the merger agreement.

Forward Looking Information

This communication contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward looking statements include all statements other than those made solely with respect to historical fact.  Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements.

These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (2) the outcome of the discussions relating to the status of the proposed merger; (3) the inability to complete the proposed merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the merger; (4) the failure to obtain the necessary financing arrangements set forth in the commitment letter received in connection with the proposed merger, including as a result of the current condition of the debt capital markets; (5) the inability to complete the proposed merger on the terms set forth in the merger agreement; (6) risks that the proposed merger disrupts current plans and operations of Harman and the potential difficulties in employee retention as a result of the merger; (7) the outcome of any legal proceedings that may be instituted by or against Harman and others following the announcement of the merger agreement; and (8) other factors described in Harman’s filings with the SEC, including its reports on Forms 10-K, 10-Q and 8-K.  Many of the factors that will determine the outcome of the subject matter of this communication are beyond Harman’s ability to control or predict.  Harman undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.

Harman International designs, manufactures and markets a wide range of products for the automotive, consumer and professional markets.  Its brands include Harman Kardon®, JBL®, Revel®, Mark Levinson®, Infinity®, Lexicon®, Soundcraft-Studer®, AKG®, Becker® and QNX®. The company maintains a strong presence in the Americas, Europe and Asia and employs more than 10,500 people.  Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high-fidelity audio products and electronic systems for the automotive, consumer and professional markets.  The company’s stock is traded on the New York Stock Exchange under the Symbol: HAR.